Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the foregoing Statement on Schedule 13G/A with respect to the shares of Common Stock of Novelion Therapeutics Inc., and any further amendments thereto executed by each and any of the undersigned, shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: December 17, 2018

NB PUBLIC EQUITY K/S

By:	NB PUBLIC EQUITY KOMPLEMENTAR ApS,
its general partner

	By:	/s/ Cora Madsen*
	Name:	Cora Madsen
	Title:	Director

NB PUBLIC EQUITY KOMPLEMENTAR ApS

By:	/s/ Cora Madsen*
	Name:	Cora Madsen
	Title:	Director

/s/ Cora Madsen *
Cora Madsen

/s/ Florian Schönharting*
Florian Schönharting

*By:	/s/ James E. Dawson
James E. Dawson, as attorney-in-fact